EMPIRE GROUP
900 Dunes Road, Suite 1709
Ottawa, Ontario, Canada, K2C 2Y3

June 19, 2002

Board of Directors
AI Software, Inc.
1030 West Georgia Street, Suite 1208
Vancouver, BC, CANADA
V6E 2Y3

Re:  Form SB-2\A Registration Statement

Dear Sirs:

We refer to the Form SB-2\A Registration Statement of AI Software Inc. (the "Company") filed pursuant to the Securities Exchange Act of 1933, as amended.

We are a software development company and have developed a demonstration version of the Randomix software algorithm for the Company. We are currently working on providing a full version of the Randomix software algorithm to the Company in July of 2002. We hereby consent to the use of these statements in our name in the aforementioned Registration Statement.

We also consent to the reference to our firm under the caption "Experts."

Yours truly,

EMPIRE GROUP

Per: /s/ Mohanad Shurrab

Mohanad Shurrab